Exhibit 21.1

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

LIST OF SUBSIDIARIES

As of March 30, 2015

Name	Jurisdiction of Incorporation
Caesars Growth Properties Finance, Inc.	Delaware
Caesars Growth PH Fee, LLC	Delaware
Caesars Growth PH, LLC	Delaware
PHWLV, LLC	Nevada
TSP Owner, LLC	Delaware
Caesars Growth Cromwell, LLC	Delaware
Corner Investment Company, LLC	Nevada
Corner Investment Holdings, LLC	Delaware
Corner Investment Propco, LLC	Delaware
Caesars Growth Quad, LLC	Delaware
3535 LV NewCo, LLC	Delaware
Caesars Growth Bally’s LV, LLC	Delaware
LVH NewCo, LLC	Delaware
FHR NewCo, LLC	Delaware
Parball NewCo, LLC	Delaware
Flamingo-Laughlin NewCo, LLC	Delaware
Caesars Growth Laundry, LLC	Delaware
Laundry Newco, LLC	Delaware
Caesars Growth Harrah’s New Orleans, LLC	Delaware
JCC Holding Company II LLC	Delaware
Jazz Casino Company, L.L.C.	Louisiana
JCC Fulton Development, L.L.C.	Louisiana